Exhibit 10.2

CELERA DIAGNOSTICS

REORGANIZATION

AGREEMENT

EFFECTIVE AS OF JANUARY 1, 2006

CELERA DIAGNOSTICS REORGANIZATION AGREEMENT

     This CELERA DIAGNOSTICS REORGANIZATION AGREEMENT (this “Agreement”) is dated as of the 22nd day of April, 2006, and effective as of January 1, 2006 (the “Effective Date”), and is by and among Applera Corporation (“Applera”), the Applied Biosystems Group of Applera (“Applied Biosystems”), the Celera Genomics Group of Applera (“Celera Genomics”), Foster City Holdings, LLC (the “AB LLC”), and Rockville Holdings, LLC (the “CRA LLC”).

RECITALS

     CDx Joint Venture Reorganization

     WHEREAS, Applied Biosystems (and its wholly-owned subsidiary AB LLC) and Celera Genomics (and its wholly-owned subsidiary CRA LLC) are parties to a Joint Venture Agreement dated as of April 1, 2001, as amended (the “JV Agreement”), pursuant to which Applied Biosystems and Celera Genomics formed Celera Diagnostics, LLC (“CDx”), as a joint venture between them operating in the field of human in vitro diagnostics (as more particularly defined therein, the “HIVD Field”);

     WHEREAS, pursuant to and as contemplated by the JV Agreement, as of the Effective Date: (i) Applied Biosystems owned a 50% membership interest in CDx, designated as a Class A Membership Interest, indirectly through AB LLC, and (ii) Celera Genomics owned a 50% membership interest in CDx, designated as a Class B Membership Interest, indirectly through CRA LLC;

     WHEREAS, since its formation, CDx has developed its business, and the parties believe that Applied Biosystems’ and Celera Genomics’ interests in CDx have become increasingly valuable;

     WHEREAS, as the CDx business has developed, CDx and Celera Genomics, with the express consent of Applied Biosystems, have identified and capitalized on various synergies between their two businesses, including the use of their respective scientific research for both therapeutic and diagnostic development, and their joint use of the expertise of key personnel; and Celera Genomics and CDx believe that the continued growth of their businesses can benefit from these types of synergies, but that these synergies would be optimized if the operations of the two business were combined;

     WHEREAS, despite the development of the CDx business, the parties believe that the full value of that business has not been realized or reflected in the stock values of either Applied Biosystems or Celera Genomics and that Applera and all of its stockholders could benefit from a reorganization of CDx whereby Celera Genomics and CDx would operate as a single business unit and Applied Biosystems’ value in CDx would be translated into a form that would better serve its ongoing operations;

     WHEREAS, in light of the foregoing, it has been proposed that the JV Agreement be terminated and Applied Biosystems transfer its interest in CDx to Celera Genomics, effectively combining the CDx business with and into the Celera Genomics business (the “CRA/CDx Combination”) and, subject to the provisions of this Agreement, reallocating the HIVD Field between Applied Biosystems and Celera Genomics in a manner designed to optimize market opportunities and resources among each group;

     WHEREAS, such reorganization has been accompanied by an exchange of consideration representing fair value for the transferred interest consisting of the following (collectively, the “Transfer Consideration”):

•	the NOL Benefit resulting from the termination of the JV Agreement, which is described below in these recitals;
•	the Clinical Continuum Arrangement, which is described below in these recitals and the terms and conditions of which are set forth in Article II below and the attached Annex to Article II;
•	the Reagent Development and Manufacturing Project, which is described below in these recitals;
•	the M&D Royalty Termination, which is described below in these recitals and the terms and conditions of which are set forth in Article III below;
•	the Transfer Price Increase, which is described below in these recitals; and
•	the Cash Payment described in Article IV below;

     NOL Benefit

     WHEREAS, pursuant to the terms of the JV Agreement, Applied Biosystems agreed to reimburse Celera Genomics for any tax benefits resulting from losses generated by the CDx business or any other tax benefits generated by CDx to the extent such benefits are utilized by Applied Biosystems;

     WHEREAS, because of the termination of the JV Agreement as contemplated herein, Applied Biosystems will no longer be subject to that reimbursement obligation and will therefore receive an additional economic benefit from the termination of the JV Agreement (the “NOL Benefit”);

     Clinical Continuum Arrangement

     WHEREAS, the evolution of genomics and proteomics research is causing changes in the market conditions for research tools, the focus of the Applied Biosystems business, and diagnostic products, the focus of the CDx business; and these changes in market conditions are causing a convergence of the research and diagnostic markets and a linkage between research platforms and diagnostic applications, as customers are seeking to rapidly migrate discoveries made on research platforms into new corresponding diagnostic products and services;

     WHEREAS, Applera believes that these customers will increasingly need access to technology platforms that seamlessly support their efforts along the pathway (referred to herein as the “Clinical Continuum”) from broad scale discovery, through replication, medical utility studies, and ultimately commercialization of new diagnostics;

     WHEREAS, Applera believes that it can best respond to this market opportunity and address emerging competitive threats by establishing an arrangement between Applied Biosystems and CDx to maximize effective coverage of the entire Clinical Continuum and minimize duplicate use of internal resources, thereby leveraging (i) Applied Biosystems’ expertise and success in developing, manufacturing, and marketing technology platforms and its broad installed base of customers with (ii) CDx’s diagnostics research and development efforts, including its expertise in diagnostic assay development, manufacturing, and marketing (as more particularly set forth in the Annex to Article II attached hereto, the “Clinical Continuum Arrangement”);

     WHEREAS, pursuant to the Clinical Continuum Arrangement, Applied Biosystems would be permitted to engage in certain business activities within the HIVD Field, previously exclusive to the CDx business;

     Reagent Development and Manufacturing Project

     WHEREAS, Applied Biosystems is currently purchasing from third parties certain reagents that it sells to customers and wishes to develop its own internal source of similar reagents;

     WHEREAS, Applied Biosystems believes it will be able to recognize additional income and provide more differentiated products to customers with such internally supplied reagents;

     WHEREAS, CDx has the personnel with relevant experience to assist Applied Biosystems in developing and manufacturing such reagents, and Applera believes that such assistance would increase the certainty and decrease the time period for Applied Biosystems’ successful development of such capability as compared to the engagement of third parties for such purpose;

     WHEREAS, in connection with the transactions contemplated hereby and in light of the foregoing considerations, Celera Genomics has agreed that CDx will assist Applied Biosystems in developing and manufacturing reagents (the “Reagent Development and Manufacturing Project”);

     Marketing and Distribution Agreement

     WHEREAS, Applied Biosystems and Celera Genomics are also parties to an Amended and Restated Marketing and Distribution Agreement, originally dated as of April 1, 2002, as amended (the “Marketing and Distribution Agreement”);

     WHEREAS, pursuant to the Marketing and Distribution Agreement, Applied

Biosystems obtained exclusive rights to some of Celera Genomics’ human genomic and other biological and medical information in exchange for Applied Biosystems’ agreement to pay royalties to Celera Genomics based on revenues generated by sales of some Applied Biosystems products;

     WHEREAS, in light of the proposed CRA/CDx Combination, it has been further proposed that Applied Biosystems’ royalty payment obligations under the Marketing and Distribution Agreement be terminated but that the value of the terminated royalties be included in the consideration to be paid to Applied Biosystems for the CRA/CDx Combination (the “M&D Royalty Termination”);

     WHEREAS, Applera believes that this proposed termination of royalty payments serves the interest of Applera and its stockholders by simplifying the ongoing relationship between the two groups and therefore increasing transparency of the financial relationship between the two groups;

     Transfer Price Increase

     WHEREAS, Applied Biosystems currently supplies certain consumables and other products to CDx on a cost basis rather than the price at which such products would otherwise be sold to a third-party in a commercial transaction;

     WHEREAS, in connection with the CRA/CDx combination, and in light of the fact that Applied Biosystems will no longer have an interest in the CDx business, Applied Biosystems and Celera Genomics have agreed to increase the inter-group transfer price for such products (the “Transfer Price Increase”); and

     Board Approval of Transactions

     WHEREAS, in connection with its consideration of the CRA/CDx Combination and the related transactions described above, the Applera Board of Directors (the “Applera Board”) considered numerous factors and received advice from several independent advisors, including analyses of the value of Applied Biosystems’ interest in CDx as well as the value of the other components of the transactions described herein;

     WHEREAS, the Applera Board reviewed and considered an opinion of an independent investment banking firm regarding the fair value of (i) Applied Biosystems’ interest in CDx and (ii) the Transfer Consideration;

     WHEREAS, based on an evaluation of all relevant factors, including the opinion described above, the Applera Board determined that the proposed transactions are fair to and in the best interest of Applera and its stockholders and approved the proposed transactions; and

     WHEREAS, pursuant to the approval of the Applera Board, the parties have implemented the transactions described above with effect from the Effective Date, and the parties desire to enter into this Agreement to memorialize the terms and conditions of such transactions.

     NOW, THEREFORE, the parties hereto agree as follows, effective as of the Effective Date:

ARTICLE I.
TERMINATION OF JV AGREEMENT
AND TRANSFER OF AB’S INTEREST

     The parties agree that the JV Agreement is terminated effective as of the Effective Date. Applied Biosystems hereby agrees to and confirms the transfer, effective as of the Effective Date, all of its Class A Membership Interest in CDx to Celera Genomics, without any representation or warranty, except that Celera Genomics has acquired such interest free and clear of any liens, encumbrances, or claims arising through Applied Biosystems. This transfer has been accomplished by a reallocation of its interest in ABI LLC on the Applera books and records to Celera Genomics. From and after the Effective Date, all of the CDx assets, liabilities, and business shall be attributed to Celera Genomics and, except as specifically set forth herein, Celera Genomics’ principal business shall be deemed expanded to include the HIVD Field, which, as reallocated between Applied Biosystems and Celera Genomics, is described in the attached Annex to Article I.

ARTICLE II.
CLINCIAL CONTINUUM ARRANGEMENT

2.1 General; Scope of Arrangement. The attached Annex to Article II sets forth the terms and conditions of the Clinical Continuum Arrangement.

2.2 Management of Relationship; Designated Representative and Day-to-Day Interaction. To facilitate the effectiveness of the Clinical Continuum Arrangement and to facilitate the day-to-day operation of the arrangement, Applied Biosystems and Celera Genomics will establish a set of operating principles setting forth processes and procedures for the two businesses to work together and cooperate on matters relating to: research and development; manufacturing; marketing; sales; service; regulatory compliance; general strategy and new business opportunities; and general Clinical Continuum Arrangement oversight (the “Operating Principles”). The Operating Principles shall also set forth matters that require joint consultation, if any, and procedures for the parties to address and resolve actual or potential issues that may arise from time to time, in all cases consistent with Applera’s tracking stock principles (including the role of the Inter-Group Policy Committee, which is defined in Section 5.2 below). For purposes of the Operating Principles, both of Applied Biosystems and Celera Genomics shall designate an individual as the designated representative of the group to serve as the primary contact for matters relating to the arrangement (the

“Designated Representative”). The Designated Representative of a group shall either be the President of the group or another senior management employee chosen by the President of the group.

ARTICLE III.
M&D ROYALTY TERMINATION AND OTHER AMENDMENTS TO THE
MARKETING AND DISTRIBUTION AGREEMENT

3.1 Termination of Royalty and Other Inapplicable Provisions. Effective as of the Effective Date, the text of each of the follow sections of Annex A to the Marketing and Distribution Agreement is amended and restated in its entirety to read “[Intentionally Omitted]”:

(a)	Section 2.1, “Cooperation between AB and Celera.”

(b)	Section 2.2, “Online/Information Business Personnel.”

(c)	Section 2.3, “Operating Procedures.”

(d)	Section 4.1, “Royalty to Celera for Covered Products.”

(e)	Section 4.2, “Reimbursement of Costs.”

(f)	Section 5, “Shared Services.”

(g)	Section 6.3, “Celera Diagnostics.”

3.2 Status of Marketing and Distribution Agreement. Except as set forth in Section 3.1 above, the Marketing and Distribution Agreement remains in full effect without amendment. Also, notwithstanding the amendments provided for in Section 3.1 above, Applied Biosystems and/or Celera Genomics shall remain responsible for performing or paying any obligations or liabilities under the amended provisions that were outstanding as of the Effective Date.

ARTICLE IV.
CASH PAYMENT

     Celera Genomics shall pay to Applied Biosystems the amount of $30,000,000 in cash (the “Cash Payment”). The Cash Payment has been effected by way of a book entry reallocation of Applera cash from Celera Genomics to Applied Biosystems as of the Effective Date.

ARTICLE V.
MISCELLANEOUS

5.1 Further Assurances. The parties agree to cooperate and take all action as is reasonably necessary to give full effect to the transactions described herein.

5.2 Interpretation of Agreement; Resolution of Disputes. All questions, concerns, disputes, or other issues that may arise relating to this Agreement, including its interpretation, shall be subject to the same procedures and processes currently used to resolve issues between Applied Biosystems and Celera Genomics within Applera. These procedures and processes include the Applera Inter-Group Policy Committee (the “Inter-Group Policy Committee,” which term includes any processes or procedures for resolutions of issues between Applied Biosystems and Celera Genomics as may be applicable from time to time, and any successor committees, processes, or procedures).

5.3 Role of Applera Board.

(a) Any matter relating to this Agreement which cannot be resolved or addressed by the Inter-Group Policy Committee pursuant to Section 5.2 above may be referred by the Applera Chief Executive Officer to the Applera Board, and any resulting determination by the Applera Board shall be binding on the parties. Notwithstanding anything to the contrary contained herein, all matters relating to this Agreement shall at all times remain within the purview of the Applera Board, which shall have the authority to review such matters on its own initiative.

(b) Without limitation of the foregoing clause (a), the Applera Board must approve any matter that requires such approval pursuant to the Company’s tracking stock principles and/or its Certificate of Incorporation. For example, as a result of the operation and evolution of the arrangements contemplated herein, the parties may seek to modify, in their mutual interest, (i) the HIVD Field or (ii) the extent to which one or both of Applied Biosystems or Celera Genomics may be permitted to operate in the primary field of business of the other group (including the extent to which Applied Biosystems may operate in the HIVD Field). Such modifications could, for example, become necessary or advisable: to most effectively pursue existing corporate opportunities, either because of changing market conditions for Clinical Continuum products and services or because of knowledge learned from the operation of the Clinical Continuum Arrangement; or to allocate new business opportunities. However, if material those modifications will require approval of the Applera Board.

5.4 Amendments and Waivers. Subject to any approval of the Applera Board required under Section 5.3 of this Agreement, the terms and conditions contained in this Agreement, including the description of the HIVD Field and the extent to which Applied Biosystems may operate in the HIVD Field, may be amended, and the conduct of the parties may deviate from such terms and conditions, with the approval of the Inter-Group Policy Committee; provided, however, that any amendment to this Agreement, upon receiving the necessary approval, shall be in a written instrument signed by (a) Applied Biosystems, (b) Celera Genomics, and (c) the CEO.

5.5 Transaction Expenses. All out-of-pocket costs and expenses incurred by Applera or its affiliates in connection with the negotiation and implementation of the arrangements provided for herein shall be borne equally by Applied Biosystems and Celera Genomics.

[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties agree to the foregoing as of the date first written above.

APPLERA CORPORATION

By: /s/ Tony L. White
       Name: Tony L. White
       Title: Chairman, President and
       Chief Executive Officer

APPLIED BIOSYSTEMS GROUP OF
APPLERA CORPORATION

By: /s/ Catherine M. Burzik
       Name: Catherine M. Burzik
       Title: President

CELERA GENOMICS GROUP OF
APPLERA CORPORATION

By: /s/ Kathy Ordoñez
       Name: Kathy Ordoñez
       Title: President

FOSTER CITY HOLDINGS, LLC

By: Applera Corporation, as the sole member
of Foster City Holdings, LLC

By: /s/ Catherine M. Burzik
       Name: Catherine M. Burzik
       Title: President

ROCKVILLE HOLDINGS, LLC

By: Applera Corporation, as the sole member
of Rockville Holdings, LLC

By: /s/ Kathy Ordoñez
       Name: Kathy Ordoñez
Title: President

ANNEX TO ARTICLE I

DESCRIPTION OF HIVD FIELD

     This Annex sets forth a description of the HIVD Field. Capitalized terms used in this Annex shall have the meanings assigned thereto in the Agreement or as set forth below, as the case may be.

     The business of Celera Genomics will include the field of Human In Vitro Diagnostics (the HIVD Field). The HIVD Field, which, except as set forth below, will be exclusive to Celera Genomics, comprises products, technologies, services, and/or processes for use in the measurement, observation, or determination of attributes, characteristics, diseases, traits, or other conditions:

•	for medical management of a human being; and/or
•	for quality control or testing of human blood or tissue for transfusion or blood banking, bone marrow transplantation or banking, or tissue typing for transplantation.

     Examples of activities in the HIVD Field:

•	Development, manufacture, or sale of anything labeled for in vitro diagnostic use or any testing products labeled for investigational use;
•	Development, manufacture, or sale of products designated as Analyte Specific Reagents (ASRs) by FDA or corresponding reagent products in foreign regulatory jurisdictions and general purpose reagents (GPRs) that are specifically sold for use with ASRs or such reagent products;
•	Development or sale of software products for the interpretation of data to provide an HIVD clinical test result;
•	Development, manufacture, or sale of products that convey amplification, sequencing, or other patent rights in the HIVD Field, or products that are designated specifically for use with products that convey amplification, sequencing, or other patent rights in the HIVD Field;
•	Genetic testing for sample tracking in a clinical laboratory;
•	Sale of any in vitro testing products regulated by the FDA, including products claimed to be produced under Quality System Regulation to be sold to IVD companies or clinical testing laboratories;
•	In- and out-licensing or other transfer of patents, technology, or know-how for HIVD use (including any accompanying contract manufacture of custom reagents for specific diagnostic customers’ homebrew testing, whether or not the reagents are produced under Quality System Regulation);
•	Development, manufacture, or sale of, or providing service and support for, systems (reagents, components and/or instruments) developed and manufactured for HIVD use or developed specifically for use with ASRs (or their counterparts outside the US); and
•	Provision of HIVD testing services.

     Examples of activities not in the HIVD Field:

•	Development, manufacture, or sale of products or services for basic and applied research, including clinical research where the medical management of a patient is not involved, unless the product or service is regulated as an in vitro diagnostic test or ASR by the FDA or its foreign counterparts;
•	Development, manufacture, or sale of products or services for quality assurance and quality control, including testing to determine conformance with specifications, purity and batch-to-batch consistency, but excluding human plasma or tissue-derived samples for the pharmaceutical industry;
•	Testing of environmental samples, including the detection of organisms, where the medical management of a human is not involved;
•	Identity testing applications for forensic purposes or determination of paternity, excluding genotyping or other identification testing for medical management of a human being or sample tracking in a clinical laboratory;
•	In vitro diagnostic testing of non-human (plant or animal) samples, including animal breeding, pedigree determination, or gender determination;
•	Testing for the agricultural or food industries, including the identification of genetically modified organisms (GMOs) for these industries;
•	Sale or service of general purpose (“open”) instrument systems or general purpose reagents, including enzymes, unless specifically sold for use with ASRs or other products regulated by the FDA or its foreign counterparts;
•	Sale of non-exclusive information products and services not regulated by FDA (such as the Celera Discovery System) to any customers, including those customers operating in the HIVD Field;
•	Sale of anything labeled for therapeutic or prophylactic use;
•	Sale of products or services that convey therapeutic or research patent rights;
•	In- and out- licensing or other transfer of patents, technology or know-how for use in the therapeutic, research, or applied fields;
•	Embryonic stem cell and recombinant cell characterization, testing, and quality control applications; and
•	Epidemiology testing (the screening or testing of groups of people or populations for the study of the patterns, causes, or control of disease in groups of people) and biosecurity testing (the detection of biological or chemical agents, pathogens, microorganisms or other infectious agents in the environment, agriculture, food or water), where the medical management of a human is not involved.

Annex I – Page 2

     Notwithstanding the foregoing, Applied Biosystems:

1.	may develop, manufacture (under Quality System Regulation), or sell instrument systems registered with the FDA or its foreign counterparts and associated application-specific software for use in the HIVD Field, provided, that they are sold only to end users (either directly or indirectly through distributors, marketing representatives, and the like) and Applied Biosystems’ activities do not Facilitate (as defined below) competition with Celera Genomics’ existing and planned reagent products in the HIVD Field (such products, “Competing Products”); and provided further, that Applied Biosystems’ manufacture and sale of any registered diagnostic instrument system in the HIVD Field as an OEM for resale or placement by a third party shall be subject to (i) the requirements of the Restated Strategic Alliance Agreement among Applera Corporation, Celera Diagnostics, LLC and Abbott Laboratories for so long as it is in effect, which may restrict such activities; and (ii) thereafter, the approval of Applera Executive Committee and the provisions of Article V of the Agreement regarding the resolution of disputes. “Facilitate” means to sell, distribute or promote a product or a service, or to partner with a third party to sell, distribute or promote a product or service, where such product or service is promoted as a Competing Product or distributed with knowledge of its use as a Competing Product. In the case of instruments, Facilitate means distributing or loading instruments with software, or distributing, promoting or actively assisting in the development of software for the instrument, that is specific to a Competing Product (i.e., software specific to a diagnostic application).

2.	may sell sequence-specific primers or probes, or assays containing such primers or probes for use in the HIVD Field, provided that they are not claimed to have been produced under Quality System Regulation (but they may be made under a certified quality system with traceable documentation), and the sale of these reagents does not Facilitate competition with Competing Products.

3.	has unrestricted rights to sell GPRs and instruments in all fields, including the HIVD Field, provided that such GPRs and instruments are properly labeled as such with corresponding use restrictions.

Annex I – Page 3

ANNEX TO ARTICLE II

CLINICAL CONTINUUM ARRANGEMENT

     This Annex sets forth the terms and conditions of the Clinical Continuum Arrangement between Celera Genomics and Applied Biosystems pursuant to the Agreement of which this Annex is a part. Capitalized terms used in this Annex shall have the meanings assigned thereto in the Agreement or as set forth below, as the case may be.

Product Development and Support – Instrumentation

     Celera Genomics will provide product development support to Applied Biosystems aimed at ensuring that the diagnostic instrument systems developed by Applied Biosystems pursuant to this Clinical Continuum Arrangement are optimally suited for homebrew and diagnostic testing in the HIVD Field. Applied Biosystems will pay Celera Genomics appropriate compensation for such services; provided, that instrument systems developed for the joint use and/or sale by Applied Biosystems and Celera Genomics will be subject to mutually acceptable economic arrangements that address the costs and expenses incurred in mutually developing such instrument systems, the terms and conditions upon which Celera Genomics will have access to such instrument systems from Applied Biosystems, and/or other considerations deemed relevant by the parties. Furthermore, Applied Biosystems will be the preferred supplier of instruments to the alliance under the Restated Strategic Alliance Agreement among Applera Corporation, Celera Diagnostics, LLC, and Abbott Laboratories (the “Abbott Alliance Agreement”) and will have such rights, roles, and responsibilities relating to the development of instruments for such alliance all as and to the extent set forth in the Abbott Alliance Agreement.

Product Development and Support – Assays

     Celera Genomics will provide support and assistance to Applied Biosystems’ customers in exploring their promising discoveries as potential new diagnostic opportunities. If an Applied Biosystems customer desires to develop and commercialize a diagnostic assay discovery in collaboration with Applera, Applied Biosystems and Celera Genomics will develop a process to evaluate the opportunity with specified timelines and response milestones on a case-by-case basis. Celera Genomics will have the first opportunity to develop a business case for commercializing a product based on such collaboration. If Celera Genomics declines to pursue the opportunity, it may seek to contract manufacture the assay for the customer pursuant to appropriate compensation from Applied Biosystems or the customer. In the event that Celera Genomics does not wish to manufacture the assay, Applied Biosystems and Celera Genomics will work together in advising such customer in regard to alternative solutions for commercialization activities. Celera Genomics’ delivery of services pursuant to this paragraph, and also if applicable its pursuit of any opportunity pursuant to this paragraph, will be subject to mutually acceptable economic arrangements that address the mutual costs, expenses, and/or other contributions to any such opportunity as well as any other considerations deemed relevant by the parties.

Regulatory Support

     Within Applera, Celera Genomics will have sole responsibility for all regulatory matters involving products and services that are regulated by the FDA or its foreign counterparts, including the decision-making authority on the interpretation of Quality System Regulation requirements and communication with such agencies regarding regulatory matters related to Applera business activities. In that capacity, Celera Genomics will provide assistance to Applied Biosystems in regulatory matters in support of the development of instrument systems and associated software for registration with the FDA and its foreign counterparts. Applied Biosystems will pay Celera Genomics appropriate and mutually acceptable compensation for such services.

Limited License

     Applied Biosystems shall have the right to grant a limited license to Applera intellectual property to end users to use registered diagnostic instrument systems in the HIVD Field consistent with the requirements of and restrictions contained in the Agreement, including the HIVD Field and this Annex, provided that such instruments are properly labeled with corresponding use restrictions.

Economic Arrangements/Program Resources

     Any and all compensation and other economic arrangements contemplated by this Annex shall be consistent with the Applera tracking stock principles. Such arrangements must be mutually agreed to between Applied Biosystems and Celera Genomics and approved by the Applera Executive Committee, and any disputes regarding these matters are subject to Article V of the Agreement.

     Applied Biosystems may choose to engage the services of certain dedicated employees to work closely with Celera Genomics’ R&D, Regulatory Affairs and Business Development organizations to advise and assist Applied Biosystems’ customers in exploring their promising discoveries as potential new diagnostic opportunities. These employees will be situated at a mutually agreeable location. Applied Biosystems will be responsible for the funding of these employees unless such funding is incorporated into the economic arrangements otherwise contemplated by this Annex.

     Consistent with Applera’s tracking stock principles, neither Applied Biosystems nor Celera Genomics may hire an employee of the other group without the consent of the affected group.

Annex II – Page 2